Exhibit 10.12


RETIREMENT AGREEMENT


         RETIREMENT AGREEMENT, dated as of January 6, 1995, by and between PHELPS DODGE CORPORATION, a New York Corporation with its principal place of business at 2600 N. Central Avenue, Phoenix, Arizona 85004-3014 (the
"Corporation") and BERNARD G. RETHORE, an individual residing at 6533 East Maverick Road, Paradise Valley, Arizona 85253 ("Executive").

         WHEREAS, Executive has served as a Senior Vice President of the Corporation and President of Phelps Dodge Industries Inc. ("PDI");

         WHEREAS, Executive and the Corporation have mutually agreed that it would be in the best interests of Executive and the Corporation for Executive to retire from the Corporation's employ;

         WHEREAS,   the   Corporation   desires  to  assure  itself  of  certain
commitments from Executive and Executive desires to assure himself of a level of financial security in connection with his retirement;

         NOW, THEREFORE, the parties agree as follows:

         1.    Resignations. Executive hereby resigns as Senior Vice
               President of the Corporation and President of PDI as of January 6, 1995. Effective as of January 27, 1995 (the "Termination Date"), Executive hereby resigns from each other position, whether as an officer, director or employee, he holds with the Corporation and with each of the Corporation's subsidiaries and each other position that he holds with any other organization that he assumed at the request or direction of the Corporation. Executive agrees to execute any documents that the Corporation shall reasonably request to effect or to facilitate the resignations described herein.

         2. Salary. Through the Termination Date, the Corporation shall pay Executive a base salary for his services to be performed hereunder at the rate of $290,000 annually (the "Base Salary"), payable in installments at the same time and in the same manner as the Corporation pays salary to its other executive employees.

         3. Bonus. Executive shall be eligible to receive from the Corporation a bonus for calendar year 1994 in accordance with the terms of the Annual Incentive Compensation Plan (the "AICP") and the goals that have been established thereunder with respect to Executive's performance. The Corporation shall recommend to the Compensation and Management Development Committee that the amount of such bonus should be $213,400. Such bonus shall be paid to Executive at the same time and subject to the same terms and conditions as are generally applicable to other senior executives of the Corporation. Executive shall not be eligible to receive a bonus for calendar year 1995.

         4. 1992-94 LTPP Payment. Executive shall receive the amount that is otherwise payable to Executive in respect of the 1992-94 performance cycle under the Corporation's Long Term Performance Plan. Such amount shall be paid to Executive at the same time and generally subject to the same terms and conditions as are otherwise applicable to other senior executives of the Corporation, except that the entire amount of such award shall be paid in cash with no portion of such amount payable in restricted stock.

         5. Profit Sharing. Executive shall receive the profit sharing allocation that is otherwise payable to Executive with respect to 1994 performance. Such award shall be paid to Executive at the same time and generally subject to the same terms and conditions as are applicable to other senior executives of the Corporation. Executive shall not be entitled to a profit sharing allocation for calendar year 1995.

         6. Retirement Supplements. (a) Initial Supplement. As soon as practicable (but not later than 5 business days) after the Effective Date (as defined in Section 20), Executive shall receive a one-time, nonrecurring payment in a single lump sum payment of $435,000, minus all applicable withholding taxes and any other applicable deductions.

         (b) Monthly Benefits. The Corporation shall provide Executive monthly retirement benefits under the terms of this Agreement, commencing immediately following the Termination Date, in amount equal to those retirement benefits that would have been payable to Executive in accordance with the provisions of the Phelps Dodge Retirement Plan for Salaried Employees (the "Pension Plan"), determined without regard to any limitations on compensation and benefits imposed under the Internal Revenue Code of 1986, as amended, had he actually completed 10 years of service and attained age 55 as of the Termination Date. The monthly benefit will be approximately $3,000 on the basis of a single life annuity. The amount and form of such retirement benefits shall be determined under, and shall be payable at the times and for the periods established in accordance with, the terms of the Pension Plan. The full amount of the retirement benefits payable hereunder shall be payable from the Corporation's general assets, except that (i)(A) Executive agrees to commence receipt of the monthly retirement benefits actually payable to him under the Pension Plan when he attains age 65 in the same form as he elects with respect to the benefits payable hereunder and (B) commencing with his attainment of age 65, the amount payable to Executive under this Agreement shall be reduced by the amount payable to him under the Pension Plan and (ii) in the event that Executive dies prior to attaining age 65, the amount of any survivor benefits payable to Executive's spouse hereunder shall be reduced by the amount of the retirement benefits that would be payable to such spouse under the Pension Plan immediately following Executive's death. The Corporation shall take all actions necessary to cause its obligations hereunder to be funded under its existing rabbi trust on a reasonable actuarial basis using the assumptions that are used for purposes of funding the Pension Plan. Notwithstanding anything else contained herein to the contrary, the retirement benefits provided hereunder shall be in lieu of any retirement benefits that would otherwise be payable to Executive under the "Supplementary Retirement Provisions" of the Comprehensive Executive Nonqualified Retirement and Savings Plan of Phelps Dodge Corporation.

         7. Benefits. (a) Continuation of Medical and Life Insurance Benefits. During the 18 month period immediately following the Termination Date (the "Initial Period"), subject to Executive making those contributions required of employees generally to receive these benefits, the Corporation will continue Executive's participation in its medical and life insurance benefits plans or programs as in effect at the Termination Date on the same terms and conditions as generally apply to all similarly situated employees. The benefits provided to Executive under the preceding sentence shall satisfy the Corporation's obligation to provide him with COBRA continuation coverage. At the end of the Initial Period, for an additional 18 month period following the end of the Initial Period (the "Elective Period"), the Corporation shall provide Executive with reimbursement for medical expenses substantially identical to the medical coverage provided to similarly situated employees under the Corporation's generally applicable policies and programs, subject to Executive making those contributions required of similarly situated former employees who are eligible to continue their medical coverage under COBRA. Following the Elective Period (or, if earlier, the time at which the Corporation's obligation to provide extended medical benefits coverage to Executive during the Initial Period or the Elective Period lapses under Section 7(e) below), the Corporation shall provide Executive with the same medical benefits coverage it provides to similarly situated retirees under the Corporation's generally applicable policies and programs, subject to Executive making those contributions required of similarly situated retirees.

         (b) Disability Benefits. During the Initial Period, the Corporation shall pay the cost of continuing the conversion policy that is available to Executive in respect of long-term disability benefits (the "Conversion Policy"). Additionally, if, during the Initial Period, Executive becomes disabled within the meaning of the Corporation's long-term disability plan in which Executive participates on the date hereof (the "LTD Plan"), whether as a result of a condition existing on or before the date hereof or a condition that first arises after the date hereof, the Corporation shall provide Executive with the same disability benefits as would otherwise have been payable to him under the terms of the LTD Plan, except that (i) the monthly benefits payable to him hereunder shall be limited to $7,000 per month and
               (ii) no benefits shall be payable to him under this sentence during the Initial Period. Nothing in the preceding sentence shall be construed to limit in any way the rights of Executive to receive benefits under the terms of the Conversion Policy.

         (c) Certain Expenses. Subject to the provisions of Section 7(f) below, the Corporation shall promptly reimburse Executive for reasonable expenses, up to an aggregate amount up to $43,500, incurred (i) during the Initial Period (A) in respect of obtaining and maintaining such office space, office equipment and secretarial support as Executive shall deem necessary to assist him in pursuing other employment or alternative career opportunities and (B) any other fees or costs incurred by Executive in the pursuit of such other employment or alternative career opportunities and (ii) in connection with the negotiation and execution of this Agreement.

         (d) Accrued Benefits. Except as provided in Section 6(b) above, Executive shall also receive all of the benefits that have accrued and that have become vested on or prior to the Termination Date without regard to the terms of this Agreement under the terms of the Corporation's generally applicable employee benefit plans and programs.

         (e) Termination of Obligations. If Executive shall commence other employment (excluding for this purpose self-employment), the Corporation shall have no further obligation to (i) provide Executive with continued medical benefits coverage (whether during the Initial Period or the Elective Period) other than the retiree medical coverage described in Section 7(a), (ii) provide Executive with any disability benefits, provided that the Corporation shall continue paying the cost of the Conversion Policy during the Initial Period in any event or (iii) to reimburse Executive under Section 7(c) for any expenses incurred after obtaining such employment. Notwithstanding anything contained in the preceding sentence, if Executive obtains other employment and either (i) his new employer does not provide medical benefits or disability benefits to its executives or (ii) the plan, policy or program under which such benefits are provided (A) contains an exclusion that denies coverage, in whole or in part, for any pre-existing condition or (B) requires a minimum period of service to obtain coverage, and such exclusion or service requirement is applicable to Executive, the Corporation shall continue to provide Executive with continued medical benefits coverage (whether during the Initial Period or the Elective Period) in accordance with the provisions of Section 7(a) or with continued disability benefits as would otherwise have been payable under the LTD Plan during the Initial Period in accordance with the provisions of Section 7(b). Any coverage provided under the immediately preceding sentence shall cease at the earlier of (i) the time determined under such Section 7(a) or 7(b) or (ii) the date, if any, at which Executive becomes eligible without restriction for the medical or disability benefits coverage provided by his new employer, and in all events any medical or disability benefits coverage provided by the Corporation shall be secondary to any coverage available to Executive under such other employer's plan, policy or program. Executive shall notify the Corporation in writing within 5 business days of the date he commences any such other employment.

         8. Stock Options. Subject to the provisions of Section 20, on the Termination Date, any stock options then held by Executive under the Corporation's 1987 Stock Option and Restricted Stock Plan and 1993 Stock Option and Restricted Stock Plan (the "Stock Plans") shall be fully exercisable as of such date (regardless of the otherwise applicable terms of any such option grant) and shall remain exercisable until the earlier of (i) the thirtieth day following the Termination Date or (ii) the date any such option otherwise expires in accordance with its terms. Except to the extent provided in this Section 8, all of the terms and conditions of the Stock Plans and the stock option grants made thereunder to Executive shall continue to be applicable.

         9. Restricted Stock. Subject to the provisions of Section 20, on the Termination Date, any transfer restrictions applicable as of such date with respect to all outstanding restricted Common Shares (the "Restricted Shares") previously awarded to Executive under the terms of the Stock Plans shall lapse and such Restricted Shares shall become fully vested as of such Termination Date.

         10. Non-solicitation. During Executive's employment with the Corporation and for one year after the Termination Date, Executive will not solicit or otherwise induce any management employee of the Corporation or any of its subsidiaries to leave the employ of the Corporation or any of its subsidiaries (including, without limitation, PDI) or to become associated, whether as an employee, officer, partner, director, consultant or otherwise, with any business organization, unless and to the extent that Executive shall have received the written consent of the Chief Executive Officer of the Corporation to solicit any such employee for other employment or unless such employee's employment by the Company shall have previously terminated without any solicitation on the part of Executive.

         11. Non-disclosure. Without the prior written consent of the Chief Executive Officer of the Corporation, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, product development and related information, marketing plans and related information, sales plans and related information, manufacturing plans and related information, management organization and related information (including data and other information related to members of the Board and management), operating policies and manuals, business plans and related information, financial records and related information, packaging design and related information or other confidential financial, commercial, business or technical information related to the Corporation or its subsidiaries (including, without limitation, PDI) to any third person unless such information has been previously disclosed to the public by the Corporation or has become public knowledge other than by a breach of this Agreement.

         12. Reformation; Severability. If any provision of this Agreement (including, without limitation, Section 10 or 11) is determined by a court of competent jurisdiction or an arbitrator not to be enforceable in the manner set forth in this Agreement, the Corporation and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court or arbitrator shall reform such provision to make it enforceable in accordance with the intent of the parties. In the event that one or more of the provisions of this Agreement (including, without limitation, Section 10 or 11) shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         13. Public Comment. Executive and the Corporation shall agree upon the content of any voluntary statements, whether oral or written, to be made by Executive or the Corporation to any third party or parties or to employees of the Corporation or its subsidiaries regarding Executive's retirement, including, without limitation, any press release or other statements to the press, except that this sentence shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. Unless the parties shall hereafter mutually agree, any such voluntary statement shall be consistent with the statements contained in attached Exhibit A. In the event that the Corporation receives a request for a reference for Executive, such reference shall also be consistent with the statements contained in Exhibit A. Executive agrees to refrain from making any derogatory comment concerning the Corporation or any of its subsidiaries or any of the current or former officers, directors or employees of the Corporation or any of its subsidiaries, or any comment inconsistent with the provisions of this Section 13. The Corporation agrees to refrain from making any derogatory comment about Executive or any comment which is inconsistent with the provisions of this Section 13. The preceding two sentences shall not apply to any truthful statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. The Corporation shall advise its officers, directors and relevant employees of the provisions of this Section 13, including Exhibit A.

         14. Return of Documents and Property. Executive agrees that, on or before the Termination Date, Executive shall deliver to the Corporation or PDI (i) any documents and materials containing trade secrets and other confidential information relating to the Corporation's or PDI's business and affairs, and (ii) any other documents, materials and other property belonging to the Corporation or PDI or any of their affiliated companies that are in Executive's possession or control on the date of his execution of this Agreement; provided that Executive shall be entitled to retain his personal notes, diaries, rolodexes and other similar documents of a personal nature.

         15. Remedies. Executive acknowledges that a material part of the inducement for the Corporation to enter into this Agreement is Executive's covenants set forth in Sections 10 and 11 hereof. Executive agrees that if Executive shall breach any of those covenants in a material way, the Corporation shall have no further obligation to pay Executive any of the benefits, otherwise payable hereunder (except as may otherwise be required at law and except for the portion of the retirement benefits provided by Section 6(b) to which Executive would have been entitled absent this Agreement) and shall be entitled to such other legal and equitable relief as a court or arbitrator shall reasonably determine.

         16. Releases. In consideration of the benefits provided to Executive hereunder, Executive hereby releases and absolves the Corporation and each of its subsidiaries, parents, officers, directors, employees, agents and assigns from any and all claims, liabilities, demands or causes of actions, known or unknown, arising out of or in any way connected with or related to his employment, including, without limitation, any claims: (i) based on any local, state or Federal statute relating to age, sex, race or other form of discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended),
               (ii) of wrongful discharge or (iii) related to any breach of any implied or express contract, whether oral or written, that Executive may now have or may hereafter have against the Corporation or any of its subsidiaries arising out of or in connection with Executive's employment with, or service as an officer or a director of the Corporation or any of its subsidiaries, other than any claim for the payments and benefits to be provided to Executive under this Agreement or any agreement with respect to outstanding awards under the Stock Plans. The Corporation hereby releases and absolves Executive from any and all claims, liabilities, demands or causes of actions, known or unknown, arising out of or in any way connected with or related to his employment, except that expressly excluded from such release is any claim arising out of or related to Executive's willful or intentional misconduct or fraud against the Corporation or PDI. The Corporation represents that as of the date of its execution of this Agreement it does not know of any such misconduct or fraud.

         17. Indemnity. The Corporation or one of its subsidiaries (including, without limitation, PDI), as appropriate, shall indemnify Executive for any claim arising out of or in connection with Executive's service as an officer and employee of the Corporation, and as an officer, director or employee of such subsidiary in the same manner and to the same extent as the Corporation or such subsidiary, as the case may be, indemnifies its then current directors, officers or employees. The Corporation shall continue coverage of Executive under its directors' and officers' liability insurance policy to the same extent as its then current directors, officers or employees are covered.

         18. Withholding. All cash payments to be made under this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. To the extent any compensation is payable to Executive in accordance with this Agreement other than as a payment in cash, Executive shall be required to pay the Corporation or PDI, as the case may be, an amount equal to all applicable income and employment taxes required to be withheld with respect thereto.

         19. Amendment. This Agreement may be amended only by a written instrument signed by the Corporation and Executive.

         20.     Entire Agreement; Effective Date. (a) Entire Agreement.
               Except to the extent that any other agreement between the Corporation and Executive governs Executive's rights with respect to outstanding awards under the Stock Plans (as described in Section 8 or 9) or the Corporation's plans and programs govern Executive's accrued vested benefits (as described in Section 7(d)), this Agreement shall constitute the entire Agreement between the Corporation and Executive or PDI and Executive with respect to the subject matter hereof. Any other agreement or understanding between the Corporation and Executive or PDI and Executive (including, without limitation, any agreement to provide Executive with benefits in the event his employment is terminated), whether written or oral, with respect to any matter addressed or described herein is hereby superseded and revoked and rendered void and without effect.

         (b) Effective Date. Notwithstanding anything else contained in this Agreement to the contrary, Executive shall have the right to revoke this Agreement within seven days following the date on which he executes this Agreement. If Executive does not revoke this Agreement within such seven day period, then this Agreement shall be and become enforceable against the parties in accordance with its terms at the end of the last day of such period (the "Effective Date"). If Executive revokes this Agreement in accordance with the terms of this Section 20(b), this Agreement shall be rendered void and without effect and neither the Corporation nor Executive shall have any obligation to the other hereunder, except that, to the extent that the Corporation shall have provided to Executive the benefits described in Section 8 or 9 hereof prior to the time at which Executive revokes this Agreement, Executive shall, at the time that he revokes this Agreement, return to the Corporation (i) any of the Corporation's Common Shares acquired by him upon the exercise of options that became exercisable under the terms of this Agreement (or, if he shall have sold any such Common Shares, the cash proceeds from any such sale) and (ii) the Corporation's Common Shares with respect to which the transfer restrictions and provisions relating to forfeitability lapsed under the terms of this Agreement (or, if he shall have sold any such Common Shares, the cash proceeds from any such sale).

         21. Survival. The obligations of the Corporation to Executive under the express terms of this Agreement, and the covenants of Executive in favor of the Corporation under the express terms of this Agreement, shall survive the Termination Date for the periods, and subject to the conditions, set forth herein.

         22. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations under this Agreement may be assigned or transferred by Executive except that Executive's rights to receive any payment in respect of the compensation and benefits provided hereunder shall, in the event of death, pass to his estate, or to his designated beneficiary, and may be transferred by will or operation of law; provided that nothing in this
               Section 22 shall be construed to require the Corporation to pay any survivor or death benefits in respect of the retirement benefits described in Section 6(b) other than those, if any, that are payable in accordance with the form of benefit payment elected by Executive. No rights or obligations of the Corporation under this Agreement may be assigned or transferred by the Corporation except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Corporation is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Corporation, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation and such assignee or transferee assumes the liabilities, obligations and duties of the Corporation, as contained in this Agreement, either contractually or as a matter of law. The Corporation further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Corporation hereunder.

         23. Notices. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at the address noted above for such party or to such other address as either such party shall direct in accordance with this Section 23.

          24. Counsel. Executive and the Corporation acknowledge that each of them was free to seek the advice of counsel, accountants, and other experts in connection with the preparation, negotiation, execution, and delivery of this Agreement. Executive acknowledges that the Corporation advised him to consult with, and he has consulted with, an attorney and that he has had at least 21 days to consider whether to accept the terms of this Agreement and the benefits provided by the Corporation hereunder in consideration of the covenants and the release required of him hereunder. Subject to the provisions of Section 7(c), each party shall be responsible for the fees of its own attorneys, accountants, and other experts, if any, incurred in connection with this Agreement.

         25. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Phoenix, Arizona in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration shall be borne by the Corporation. Unless the arbitrator(s) determine(s) that Executive did not have a reasonable basis for asserting his position with respect to the dispute in question, the Corporation shall also reimburse Executive for his reasonable attorneys' fees incurred with respect to any arbitration.

         26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         27. Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to the principles of conflict of laws.

         28. Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

         IN WITNESS, WHEREOF, the parties have executed this Agreement effective as of the day first written above.

PHELPS DODGE CORPORATION


By:  John C. Replogle
Title:
Attest:



BERNARD G. RETHORE



Witness: